Exhibit 99.1

San Juan Basin Royalty Trust

Compass Bank, Trustee 300 West Seventh Street, Suite B Fort Worth, Texas 76102	NEWS RELEASE

SAN JUAN BASIN ROYALTY TRUST

ANNOUNCES 2014 CAPITAL PLAN

FORT WORTH, Texas, January 23, 2014 – The San Juan Basin Royalty Trust (NYSE:SJT) (the “Trust”), today announced the capital project plan for 2014 as delivered to it by Burlington Resources Oil & Gas Company LP (“Burlington”). Capital expenditures for 2014 for properties subject to the Trust’s royalty interest are estimated to be $4.8 million. Of the $4.8 million, approximately $3 million will be attributable to the capital budgets for 2013 and prior years.

The principal asset of the Trust is a 75% net overriding royalty interest carved out of certain oil and gas leasehold and royalty interests in properties now owned by Burlington (the “Underlying Properties”) located in the San Juan Basin and more particularly in San Juan, Rio Arriba and Sandoval counties of northwestern New Mexico. Burlington is the operator of the majority of the Underlying Properties.

Burlington’s announced 2014 plan for the Underlying Properties includes 100 projects. Approximately $1.8 million of the $4.8 million budget is allocable to 40 facility projects. The $3 million balance is attributable to the budgets for prior year projects and will be applied to 20 wells commenced in 2013 and prior years, and to 40 facility projects. Burlington will be the operator of all the projects included in the 2014 plan.

In light of the challenged price environment for natural gas and natural gas liquids, Burlington plans to continue the temporary suspension of its drilling program in the San Juan Basin, indicating that it currently plans to have no drilling rigs operating in the Basin during 2014. However, Burlington reported that it continually monitors natural gas prices and plans to restart the program at some point in the future, dependent upon such gas prices. Existing wells will continue to be operated. Burlington reports that based on its actual capital requirements, the pace of regulatory approvals, the mix of projects and swings in the price of natural gas, the actual capital expenditures for 2014 could range from $2 million to $15 million.

Capital expenditures of approximately $21.6 million were included in calculating royalty income paid to the Trust in calendar year 2013. Approximately $12.3 million covered 173 projects budgeted for prior years, including continued work on 141 new wells commenced in the years prior to 2013, all operated by Burlington, and 32 maintenance and facilities projects. The $9.3 million balance for 2013 expenditures was attributable to ten operated new drill projects, one recompletion, and 34 projects for the maintenance and improvement of production facilities.

The capital expenditures reported by Burlington in calculating royalty income for 2013 included approximately $12.3 million attributable to the capital budgets for prior years. This occurs because capital expenditures are deducted in calculating royalty income in the month they are accrued, and projects within a given year’s budget often extend into subsequent years. Further, Burlington’s accounting period for capital expenditures runs through November 30 of each calendar year, such that capital expenditures incurred in December of each year are actually accounted for as part of the following year’s capital expenditures. Also, for wells not operated by Burlington, Burlington’s share of capital expenditures may not actually be paid by it until the year or years after those expenses were incurred by the operator.

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission

Contact:	San Juan Basin Royalty Trust
Compass Bank, Trustee
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936
Website: www.sjbrt.com
e-mail: sjt@bbvacompass.com